                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              ALEXANDER'S, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               ALEXANDER'S, INC.
                              31 WEST 34TH STREET
                           NEW YORK, NEW YORK  10001

                                                               April  24, 1995

Dear Stockholder:

                 You are cordially invited to attend the 1995 Annual Meeting of Stockholders of Alexander's, Inc. The meeting will be held on Thursday, May 25, 1995 at 10:00 A.M. at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663. We hope that you will be able to attend. Enclosed you will find a notice setting forth the business expected to come before the meeting, the Proxy Statement, a form of proxy and a copy of the Company's 1994 Annual Report.

                 Whether or not you plan to attend this meeting in person, your shares should be represented and voted at the meeting. Accordingly, after reading the enclosed Proxy Statement, kindly complete, sign, date and promptly return the proxy in the enclosed self-addressed envelope. No postage is required if it is mailed in the United States. If you later decide to attend the meeting and wish to vote your shares personally, you may revoke your proxy at any time before it is exercised.

                                       Very truly yours,

                                       /s/ Brian M. Kurtz

                                       Brian M. Kurtz
                                       Executive Vice President,
                                       Chief Administrative Officer
                                       and Secretary

                               ALEXANDER'S, INC.
                              31 WEST 34TH STREET
                           NEW YORK, NEW YORK  10001

                               -----------------

                 NOTICE OF 1995 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 25, 1995

                               ------------------


To the Holders of Common Stock:

                 NOTICE IS HEREBY GIVEN that the Annual Meeting of Alexander's, Inc. (the "Company") will be held at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663 on Thursday, May 25, 1995 at 10:00 A.M. for the following purposes:

                 1. The election of two persons to the Board of Directors of the Company for a term of three years.

                 2. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

                 Pursuant to the By-laws of the Company, the Board of Directors of the Company has fixed the close of business on April 10, 1995, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

                 Your attention is called to the attached proxy statement. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.


                                          By Order of the Board of Directors,


                                          /s/ Stephen Mann
                                          Stephen Mann
                                          Chairman

                               TABLE OF CONTENTS


                                                                     Page No.
                                                                     --------
INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . .         1

ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . . .         2

BOARD OF DIRECTORS REPORT ON EXECUTIVE OFFICER COMPENSATION . . . .         5

PERFORMANCE GRAPH . . . . . . . . . . . . . . . . . . . . . . . . .         6

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT . . . .         8

EXECUTIVE COMPENSATION  . . . . . . . . . . . . . . . . . . . . . .        10

EMPLOYMENT CONTRACTS  . . . . . . . . . . . . . . . . . . . . . . .        10

COMPENSATION OF DIRECTORS . . . . . . . . . . . . . . . . . . . . .        11

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
   IN COMPENSATION DECISIONS. . . . . . . . . . . . . . . . . . . .        11

CERTAIN TRANSACTIONS  . . . . . . . . . . . . . . . . . . . . . . .        11

SECTION 16(a) REPORTING . . . . . . . . . . . . . . . . . . . . . .        14

STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . .        14

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . .        15


                               ALEXANDER'S, INC.
                              31 WEST 34TH STREET
                           NEW YORK, NEW YORK  10001

                               -----------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 25, 1995

                               ------------------

                                  INTRODUCTION

                 The enclosed proxy is being solicited by the Board of Directors of Alexander's, Inc., a Delaware corporation (together with its consolidated subsidiaries, the "Company", unless the context indicates otherwise), for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 25, 1995 (the "Annual Meeting"). The proxy may be revoked by the stockholder at any time prior to its exercise at the Annual Meeting. In addition to solicitation by mail and by telephone calls, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse them for their expenses in so doing. Such reimbursement is not expected to exceed $5,000.

                 Only stockholders of record at the close of business on April 10, 1995 are entitled to notice of and to vote at the Annual Meeting. On April 10, 1995, there were 5,000,850 shares of Common Stock, par value $1.00 per share ("Common Stock") outstanding, each entitled to one vote at the Annual Meeting.

                 Under the Company's By-laws, the affirmative vote of a plurality of all the votes cast at the Annual Meeting, assuming a quorum is present, is sufficient to elect Directors. A majority of the outstanding shares will constitute a quorum at the meeting. Proxies marked "withhold authority" (including proxies from brokers or other nominees indicating that such persons do not have discretionary power to vote shares in certain matters) will be counted for the purpose of determining the presence of a quorum, but will not be counted for purposes of determining whether a proposal has been approved.

                 The principal executive office of the Company is located at 31 West 34th Street, New York, New York 10001. This notice of meeting and proxy statement and enclosed proxy will be mailed on or about April 21, 1995 to the Company's stockholders of record as of the close of business on April 10, 1995.

                             ELECTION OF DIRECTORS

                 The By-laws of the Company provide that the Board of Directors shall be divided into three classes. One class of directors is elected at each annual meeting of shareholders to hold office for a term of three years and until their successors are duly elected and qualify. Two nominees for Class I Directors are to be elected at the Annual Meeting to serve on the Board of Directors until the Company's Annual Meeting in 1998 and their respective successors shall have been elected and qualified. Present Class II and III Directors serve until the Company's Annual Meetings in 1996 and 1997, respectively.

                 Unless otherwise directed in the proxy, the person named in the enclosed proxy, or his or her substitute, will vote such proxy for the election of the two nominees listed below as Class I Directors for a three-year term and until their respective successors are elected and qualify. If any nominee at the time of election is unavailable to serve, it is intended that the person named in the proxy, or his substitute, will vote for an alternative nominee who will be designated by the Board. Proxies may be voted only for the two nominees named or such alternates. However, the Board has no reason to anticipate that any of the nominees hereafter named will not be available to serve.

                 THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ELECTION OF THE NOMINEES LISTED BELOW AS CLASS I DIRECTORS. It is the Company's understanding that Interstate Properties ("Interstate"), a New Jersey general partnership, Vornado Realty Trust ("Vornado") and Steven Roth, the managing general partner of Interstate and Chief Executive Officer and director of the Company and Chairman of the Board of Trustees and Chief Executive Officer of Vornado, who own in the aggregate 56.4% of the Common Stock, will vote for this proposal.

                 The nominees for election as Class I Directors are currently members of the Board of Directors. The present members of the Board of Directors are listed below, together with a brief biography for each such person and the year in which he first became a Director of the Company.

                                       3


                                         Principal Occupations,
                                         Business Experience                      Year First
                                         During Past Five Years                   Elected a
Name                                     and Other Directorships                  Director            Age
- ----                                     -----------------------                  ----------          ---

NOMINEES FOR ELECTION TO SERVE UNTIL
THE 1998 ANNUAL MEETING (CLASS I):

Thomas R. DiBenedetto                    President of Boston                      1984                45
                                         International Group, Inc. since prior
                                         to 1986; Director of Showscan Corp.;
                                         Director of National Wireless
                                         Holdings, Inc.; Managing Director of
                                         Olympic Partners, a real estate
                                         investment firm.

Stephen Mann                             Chairman of the Board of Directors of    1980                57
                                         the Company since March 2, 1995;
                                         Interim Chairman of the Board of
                                         Directors of the Company from August
                                         8, 1994 to March 2, 1995; Chairman of
                                         The Clifford
                                         Companies since 1990; prior thereto,
                                         counsel to the law firm of Mudge Rose
                                         Guthrie Alexander & Ferdon.


PRESENT DIRECTORS ELECTED TO SERVE
UNTIL
THE 1996 ANNUAL MEETING (CLASS II):

David Mandelbaum                         A member of the law firm of Mandelbaum   1995                59
                                         & Mandelbaum, P.C. since 1967; a
                                         general partner of Interstate since
                                         1968; Trustee of Vornado since 1979.

Arthur I. Sonnenblick                    Vice Chairman and Chief                  1984 (1)            63
                                         Executive Officer of
                                         Sonnenblick-Goldman Company and
                                         predecessors, real estate investment
                                         bankers, since prior to 1986.

Richard West*                            Chairman of the Audit                    1984                57
                                         Committee of the Company since prior
                                         to 1986; Professor of Finance, Leonard
                                         N. Stern School of Business, New York
                                         University, since 1984, and former
                                         Dean from 1984 through August 1993;
                                         Director or Trustee of Vornado,
                                         Smith-Corona Corp., Bowne & Co., Inc.,
                                         ReCapital Corporation and various
                                         investment companies managed by
                                         Merrill Lynch Assets Management, Inc.


                                       4

                                         Principal Occupations,
                                         Business Experience                      Year First
                                         During Past Five Years                   Elected a
Name                                     and Other Directorships                  Director            Age
- ----                                     -----------------------                  ----------          ---

PRESENT DIRECTORS ELECTED TO SERVE
UNTIL
THE 1997 ANNUAL MEETING (CLASS III):

Steven Roth*                             Chief Executive Officer of the Company   1989                53
                                         since March 2, 1995; Chairman and
                                         Chief Executive Officer of Vornado
                                         since 1989 and Trustee of Vornado
                                         since 1979; general partner of
                                         Interstate since 1968 (presently
                                         managing general partner); Director of
                                         Insituform Technologies, Inc.

Russell B. Wight, Jr.*                   A general partner of Interstate since    1995                56
                                         1968; Trustee of Vornado since 1979
                                         and Director of Insituform
                                         Technologies, Inc.

Neil Underberg                           A member of the law firm Whitman Breed   1980                66
                                         Abbott & Morgan since December 1987.


FORMER DIRECTORS

         Ms. Patricia Goldstein, Ms. Wendy Silverstein and Mr. Marcus Giancaterino, employees of Citibank, N.A., a former stockholder of the Company, resigned as directors of the Company effective March 2, 1995 in connection with the acquisition by Vornado on that date of the Common Stock held by Citibank, N.A. Mr. Peter Bauman, also an employee of Citibank, N.A., resigned as a director of the Company effective August 8, 1994.

*  Member of the Executive Committee of the Board of Directors of the Company

- ------------------

(1) Mr. Sonnenblick also served as a director of the Company between 1980 and 1982.

- ------------------


                 The Company is not aware of any family relationships among any directors, executive officers or nominees.

                 The Board of Directors held 13 meetings during 1994. As of March 9, 1995, Messrs. Roth, West and Wight are the members of the Executive Committee of the Board of Directors, which is authorized to exercise all the powers of the Board of Directors, as limited by the terms of the Standstill Agreement, which became effective March 2, 1995, in the management of the business and affairs of the Company to the fullest extent permitted by law, except that the Executive Committee is not authorized to initiate a bankruptcy filing for the Company. See "Certain Transactions." During 1994, the members of the Executive Committee were Messrs. Roth, West, Giancaterino and Ms. Silverstein. The Executive Committee of the Board of Directors did not meet in 1994.

                 The Audit Committee's functions include reviewing annual and quarterly reports sent to shareholders and filed with the Securities and Exchange Commission, recommending to the Board of Directors the engaging of the independent auditors, reviewing with the independent auditors the plan and results of the auditors' engagement and other matters of interest to the Committee and reviewing with the Company's officers and internal auditors matters of interest to the Committee, including the effectiveness of the Company's internal controls and the results of its operations. As of March 9, 1995, Messrs. West, Underberg, DiBenedetto and Mann are the members of the Audit Committee. Mr. Mann replaced Ms. Silverstein, who was a member of the Audit Committee in 1994. The Audit Committee held seven meetings during 1994.

                 The Board of Directors did not have standing nominating and compensation committees in 1994.

                 All directors except Ms. Goldstein attended 75% or more of the meetings of the Board of Directors and the Committees on which they served.


          BOARD OF DIRECTORS REPORT ON EXECUTIVE OFFICER COMPENSATION

                 During 1994, the functions of the Compensation Committee were carried out by the full Board of Directors or through ad hoc committees of the Board of Directors appointed to address and advise the Board of Directors on various compensation matters.

                 The Company had no Chief Executive Officer in 1994. The Chief Executive Officer's functions were handled by the Board of Directors, whose main objective was to implement the Joint Plan of Reorganization that the Company filed on May 14, 1993 (as amended and restated on July 21, 1993, and modified thereafter, the "Plan of Reorganization"), permitting the Company to emerge from bankruptcy proceedings as a real estate company. See "Certain Transactions." Effective August 8, 1994, the Board of Directors appointed Mr. Mann as Interim Chairman of the Board of Directors to oversee the negotiation and execution of the remaining stages of the Plan of Reorganization. In view of the complexity and demanding nature of the role to be carried out by the Interim Chairman, the Board of Directors agreed to pay Mr. Mann $50,000 per month for his services. Mr. Mann became Chairman of the Board of Directors effective March 2, 1995 pursuant to a contract under which he will be paid $250,000 per annum. See "Employment Contracts."

                 The Board of Directors also renegotiated Mr. Kurtz's employment agreement during 1994. The Board considered Mr. Kurtz's contribution to the consummation of the Plan of Reorganization and concluded that his retention was important to the successful implementation of the final stages of the Plan of Reorganization. As a result, the Board of

Directors determined that it was in the interest of the Company to enter into a new employment agreement with Mr. Kurtz. See "Employment Contracts" for a discussion of the terms of Mr. Kurtz's employment agreement.

                 Given current levels of compensation, the Company has not yet needed to establish a policy with respect to Section 162(m) of the Internal Revenue Code, which limits the ability of a publicly-held corporation to deduct compensation in excess of $1 million paid to certain executives for tax years beginning on or after January 1, 1994.

                                                THE BOARD OF DIRECTORS
                                                Thomas R. DiBenedetto
                                                David Mandelbaum
                                                Stephen Mann
                                                Steven Roth
                                                Arthur I. Sonnenblick
                                                Neil Underberg
                                                Richard West
                                                Russell B. Wight, Jr.


                               PERFORMANCE GRAPH

                 On May 15, 1992, the Company, which was engaged in the retail business, and sixteen of its subsidiaries filed petitions for relief under chapter 11 of the Bankruptcy Code 11, U.S.C. Section 101 et seq., (the "Bankruptcy Case"). On May 14, 1993, the Company filed the Plan of Reorganization, which allowed it to emerge from bankruptcy proceedings and reorganize and operate as a real estate company. The line graph which follows charts the yearly percentage change in cumulative stockholder return on an investment in the Company's Common Stock against the Standard & Poor's 500 Index (the "S&P 500") and the National Association of Real Estate Investment Trusts ("NAREIT") All Equity Index (excluding Health Care REIT's), a peer group index consisting of 166 such investment trusts. The graph assumes an investment of $100 on December 31, 1989 (weighted on the basis of market capitalization) and accumulation and reinvestment of all dividends paid thereafter through December 31, 1994. THERE CAN BE NO ASSURANCE THAT THE COMPANY'S STOCK PERFORMANCE WILL CONTINUE WITH THE SAME OR SIMILAR TRENDS DEPICTED IN THE GRAPH BELOW.

                        Index and Share Prices at 12/31:


                      1989       1990       1991       1992       1993           1994
                      ----       ----       ----       ----       ----           ----
Alexander's           $100        $41        $44        $86       $109            $95

S&P 500               $100        $97       $126       $136       $150           $152

NAREIT                $100        $85       $116       $132       $158           $163

NAREIT*               $100        $76        $99       $119       $142           $146



*Excluding Health Care Real Estate Investment Trusts ("REIT's")

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

                 The following table sets forth certain information regarding each person or group of persons known to the Company as of April 10, 1995 to be the beneficial owner of more than 5% of the Common Stock.


                                           ACCOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER       BENEFICIAL OWNERSHIP(1)      PERCENT OF CLASS
- ------------------------------------       -----------------------      ----------------
Interstate Properties
       Park 80 West, Plaza II
       Saddle Brook, New Jersey  07663          1,354,568(2)                  27.1%
Vornado Realty Trust (3)
       Park 80 West, Plaza II
       Saddle Brook, New Jersey  07663          1,466,568                     29.3%
Mutual Series Fund Inc.
       and certain affiliated entities
       51 John F. Kennedy Parkway
       Short Hills, New Jersey  07078            520,390(4)                   10.4%
Lieber & Co.
       250 Westchester Avenue
       Purchase, New York  10577                 266,760                       5.3%




(1) The Company is advised that, except as otherwise indicated, each of these beneficial owners exercises sole voting power and sole investment power over the shares beneficially owned by it.

(2) Does not include 9,700 shares owned by Mr. Roth, managing general partner of Interstate, Chief Executive Officer and director of the Company and Chairman of the Board of Trustees and Chief Executive Officer of Vornado.

(3) Interstate owns 30.9% of the common shares of beneficial interest of Vornado. Interstate and its three general partners (Messrs. Roth, Mandelbaum and Wight, all directors of the Company) own in the aggregate 36.6% of the common shares of beneficial interest of Vornado. Interstate, its three general partners and Vornado own in the aggregate 56.4% of the outstanding shares of Common Stock. See "Interest of Management in Certain Transactions" below.

(4) Represents shares of Common Stock owned by Mutual Shares Fund (386,000 shares -- 7.7%) and Mutual Qualified Fund (134,390 shares -- 2.7%), each a series of Mutual Series Fund Inc. (collectively, the "Series"). Heine Securities Corporation ("Heine") exercises investment discretion and voting authority with respect to securities owned by each of the Series pursuant to investment advisory agreements between Heine and each of the Series. The address of Heine is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

                 The following table shows certain information concerning the number of shares of Common Stock beneficially owned, directly or indirectly, as of March 31, 1995, by each director and nominee, each executive officer included in the Summary Compensation Table and by all current directors and executive officers as a group.


                                                                AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                                        BENEFICIAL OWNERSHIP   PERCENT OF CLASS
- ------------------------                                        --------------------   ----------------
S. Roth . . . . . . . . . . . . . . . . . . . . . . . . . .              9,700              (1), (2)
N. Underberg  . . . . . . . . . . . . . . . . . . . . . . .                500                   (1)
R. West . . . . . . . . . . . . . . . . . . . . . . . . . .                200              (1), (2)
S. Mann . . . . . . . . . . . . . . . . . . . . . . . . . .                100                   (1)
T.R. DiBenedetto  . . . . . . . . . . . . . . . . . . . . .                 --                    0%
B. Kurtz  . . . . . . . . . . . . . . . . . . . . . . . . .                 --                    0%
D. Mandelbaum   . . . . . . . . . . . . . . . . . . . . . .                 --                   (2)
A.I. Sonnenblick  . . . . . . . . . . . . . . . . . . . . .                 --                    0%
R. B. Wight, Jr.  . . . . . . . . . . . . . . . . . . . . .                 --                   (2)
All current directors and executive officers as a group
(9 persons) . . . . . . . . . . . . . . . . . . . . . . . .             10,500                   (1)


- -------------------
(1) Less than 1%.
(2) Does not include (i) 1,354,568 shares of Common Stock directly owned by Interstate, of which Messrs. Roth, Mandelbaum and Wight are the general partners and (ii) 1,466,568 shares of Common Stock directly owned by Vornado, of which Messrs. Roth, Mandelbaum, West and Wight are trustees. See "Principal Stockholders and Security Ownership of Management."

                             EXECUTIVE COMPENSATION

                   The following table summarizes the compensation paid by the Company and its subsidiaries to the Company's executive officers, who were serving as executive officers at December 31, 1994, for services rendered in all capacities to the Company and its subsidiaries for the years 1992 through 1994.


                                   SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION



                                                                     ALL OTHER
NAME AND PRINCIPAL                                                  COMPENSATION
POSITION                        YEAR     SALARY ($)    BONUS ($)       ($) (2)
- -------------------------       ----     ----------    ---------    ------------
Stephen Mann                    1994      250,000          --            --
   Chairman of the Board
   of Directors(1)

Brian M. Kurtz                  1994      220,193          --           294
   Executive Vice               1993      195,731       107,750          74
   President                    1992      174,804        76,875          --
   and Chief
   Administrative Officer


- -------------------
(1) Mr. Mann was appointed Interim Chairman of the Board of Directors effective August 8, 1994. He was appointed Chairman on March 2, 1995 when Mr. Roth was appointed Chief Executive Officer of the Company. During 1994, the Company did not have an executive officer designated as "Chief Executive Officer."

(2)  Amounts shown represent the premium cost of term life insurance.



                              EMPLOYMENT CONTRACTS

                 Mr. Kurtz and the Company entered into a new employment agreement, commencing March 29, 1995 and expiring on December 31, 1996. This agreement provides for a two-stage employment term. During the first stage, effective until July 31, 1995, Mr. Kurtz will be employed on the terms of his previous employment agreement, which provides for a base salary of $250,000 per annum. During the second stage, effective August 1, 1995, Mr. Kurtz will be employed on a part-time basis for three days per week at an annual salary of $160,000. In addition, during both stages of employment, if the employment is terminated by the Company without just cause, or Mr. Kurtz resigns for good reason, he receives a lump sum equal to the base salary that would have been payable to the end of the term provided for under the employment agreement. The term of the employment agreement may be extended at the option of the Company for additional 12-month periods.

                 The Company also entered into an employment agreement with Mr. Mann, commencing March 2, 1995 and expiring on March 2, 1998. The employment agreement provides for a base salary of $250,000 per annum to be paid to Mr. Mann. In the event of termination of the employment agreement by the Company without just cause or if Mr. Mann resigns for good reason, Mr. Mann will continue to be paid his base salary until the end of the term provided for under the employment agreement.


                           COMPENSATION OF DIRECTORS

                 Directors of the Company received an annual retainer of $13,500 for their services in 1994. In addition, directors who are not compensated officers of the Company received a fee of $500 for each Board or Committee meeting attended.

                 Effective August 8, 1994, Mr. Mann received $50,000 per month for his services as Interim Chairman. Mr. Mann received no other compensation for his services during that period. Effective March 2, 1995, Mr. Mann became Chairman of the Board of Directors pursuant to an employment agreement under which he will be paid $250,000 per annum. See "Employment Contracts."


         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
                             COMPENSATION DECISIONS

                 During 1994, the Company's Board of Directors did not have a Compensation Committee. The functions of the Compensation Committee were carried out by the full Board of Directors. There are no interlocking relationships involving the Company's Board of Directors which require disclosure under the executive compensation rules of the Securities and Exchange Commission.


                              CERTAIN TRANSACTIONS

                 Interstate, a partnership of which Mr. Roth is the managing general partner, owns 27.1% of the outstanding Common Stock of the Company and owns 30.9% of the outstanding common shares of beneficial interest of Vornado. In addition, Mr. Roth owns 4.1% of the outstanding common shares of beneficial interest of Vornado. Mr. Roth, Interstate and the other two general partners of Interstate own, in the aggregate, 36.6% of the outstanding common shares of beneficial interest of Vornado. Vornado owns 29.3% of the outstanding Common Stock of the Company and, because of the relationship between Interstate, Mr. Roth and Vornado, Interstate and Vornado have filed as a "group" with the Securities and Exchange Commission in connection with their respective holdings in the Company.

                 In connection with its reorganization as a real estate company, the Company entered into a Management and Development Agreement with Vornado effective March 2, 1995 and approved by the Bankruptcy Court. Pursuant to this Agreement, Mr. Roth, a director of the Company and the Chairman of the Board and Chief Executive Officer of Vornado, became the Chief Executive Officer of the Company, and Vornado agreed to provide the Company with strategic and day-to-day management services and asset management services, including operation, maintenance, management, design, planning, construction and development of the Company's properties. Vornado has also agreed to continue to act as the Company's exclusive leasing agent pursuant to the Real Estate Retention Agreement dated July 20, 1992 (the "Retention Agreement"), the term of which has been extended to be coterminous with the Management and Development Agreement. Accordingly, the Company will depend upon Vornado to manage and direct virtually all of its business affairs.

                 The fee payable by the Company to Vornado for services under the Management and Development Agreement is $3 million per year, subject to certain adjustments, plus 6% of development costs with a minimum guaranteed fee of $1.65 million in the first year and $750,000 in each of the second and third years. The fee includes the services of Mr. Roth as Chief Executive Officer, for which he receives no compensation from the Company. Although Mr. Roth will provide all services normally associated with his position as Chief Executive Officer of the Company to the extent not inconsistent with his position at Vornado, he has or may have other business interests or opportunities in connection with his interest in Vornado which may conflict or compete with the business of the Company. As the Company anticipates that it will take several years to develop and lease certain of its existing properties and does not currently intend to acquire additional properties, it is presently not anticipated that any such material conflict or competition will occur. The Management and Development Agreement may be terminated if such Agreement adversely affects either the Company's or Vornado's REIT status or, under certain circumstances, in the event of a change of control of Vornado.

                 The Company is also party to a Retention Agreement with Vornado. Pursuant to the Retention Agreement, Vornado agreed to act as the Company's exclusive leasing agent. The Retention Agreement will continue until March 2, 1998 after which it will automatically renew on a year-to-year basis, terminable by either party at the end of each year on not less than 60 days' prior notice. At December 31, 1994, the Company owed Vornado approximately $12.4 million for transactions completed to date in connection with the leasing of, or the sale of leases on, approximately two-thirds of the Company's store properties. This amount will be payable over a seven-year period in an amount not to exceed $2.5 million in any calendar year until the present value of such installments (calculated at a discount rate of 9% per annum) paid to Vornado equals the amount that would have been paid had it been paid on September 21, 1993 or at the time of the transaction giving rise to the commission, if later.

                 In connection with Vornado's increased ownership of the Company's Common Stock, in March 1995 Vornado, the Company and Interstate entered into the Standstill Agreement which became effective March 2, 1995. The Standstill Agreement restricts self- dealing principal transactions between the Company, Interstate, Vornado and its affiliates. Pursuant to the Standstill Agreement, the Company and Vornado agreed to use their best efforts to cause the Board of Directors of the Company to include up to three, but not less than two, independent directors until March 2, 1998. In addition, Vornado, Interstate and their respective affiliates (the "Vornado Group") are restricted for three years from owning, in the aggregate, Common Stock of the Company in excess of 66.65% without the consent of such independent directors. The Standstill Agreement also restricts for three years the disposition by the Vornado Group of the Company's Common Stock (other than pursuant to an underwritten public offering) in an amount in excess of the greater of (i) 30% of the Company's Common Stock or (ii) a majority of the Company's Common Stock held by Interstate and Vornado and their affiliates, at a price greater than 115% of the then current market price, unless the transferee irrevocably offers to purchase the same pro rata percentage of the Company's Common Stock held by all other beneficial owners of such Common Stock.

                 On March 15, 1995, the Company borrowed from Vornado and a bank an aggregate amount of $75 million at a blended rate per annum of 13.8%, secured by, among other things, mortgages on the Lexington Avenue, Rego Park, Fordham Road, Kings Plaza Store, Third Avenue and Paramus properties, a pledge of the stock of the Company and its wholly owned subsidiaries and a pledge by the Company and one of its wholly owned subsidiaries of their respective partnership interests in the Seven Thirty One Limited Partnership, which owns the Lexington Avenue property. The loan with Vornado is in the principal amount of $45 million and is subordinated to that of the bank. The loans, which are guaranteed by substantially all of the Company's wholly owned subsidiaries, mature on March 15, 1998. As a result of the subordination, the Vornado loan bears interest at a rate per annum equal to 16.43% during the first two years, and 9.92% plus the One-Year Treasury Rate during the third year. The Company paid a fee to the bank and to Vornado of $375,000 and $1.5 million, respectively. In addition, the loans, among other things, require the Company to grant to Vornado and the bank mortgage liens on all after-acquired properties and prohibit the Company from developing undeveloped property without approved leases for more than 50% of such property's projected leasable space.

                 The proceeds of the foregoing loans were used to pay the general unsecured creditors of the Company, to repay existing loans on the Lexington Avenue, Rego Park and Kings Plaza Store properties, to fund the cash collateral account established pursuant to an escrow agreement for the payment of certain unpaid real estate taxes and to establish the cash collateral accounts in the amount of $8.1 million for purposes of funding the remaining disputed claims in the Bankruptcy Cases as they become allowed. The remaining proceeds of such loans will be used for general corporate purposes.

                 During the year ended December 31, 1994, the five months ended December 31, 1993 and the fiscal year ended July 31, 1993, Vornado through Interstate was paid $57,000, $2,000 and $445,000, respectively, by the Kings Plaza Shopping Center for performing leasing services. For the fiscal year 1992, Interstate was paid $694,000 by the Kings Plaza Shopping Center for performing leasing services.

                 During the year ended December 31, 1994, the five months ended December 31, 1993 and the fiscal year ended July 31, 1993, Whitman Breed Abbott & Morgan (formerly Whitman & Ransom), a law firm of which Neil Underberg, a director of the Company, is a partner, performed legal services for the Company for which it was paid $735,000, $494,000 and $1,081,000, respectively.

                 The Company paid a fee of $187,633 to Sonnenblick-Goldman Company ("Sonnenblick-Goldman") in connection with the arrangement of a certain financing on behalf of the Company. Arthur Sonnenblick, a director of the Company, is the Vice Chairman and Chief Executive Officer of Sonnenblick-Goldman. In addition, Mr. Roth, a director of the Company, holds an equity interest in Sonnenblick-Goldman. Sonnenblick-Goldman was also reimbursed $20,799 in 1994 for certain expenses in connection with its efforts in arranging a financing that was never consummated.


                            SECTION 16(a) REPORTING

                 Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company during the period commencing January 1, 1994 and ending December 31, 1994, its officers, directors and greater than ten-percent stockholders had complied with all applicable
Section 16(a) filing requirements.


                             STOCKHOLDER PROPOSALS

                 The Company will not consider any stockholder proposal for inclusion in the 1996 Annual Meeting of Stockholders' proxy materials unless received by the Company no later than November 3, 1995.

                 Stockholders desiring to nominate persons for election as directors or bring other business before the stockholders at the 1995 Annual Meeting must provide written notice giving details of such nomination or other business to the Secretary of the Company, to be received no later than May 18, 1995.

                                 OTHER MATTERS

                 At the date of this Proxy Statement, management has no knowledge of any business other than that described herein that will be presented for consideration at the meeting. In the event any other business is presented at the meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.


                                     By Order of The Board of Directors

                                     /s/ Stephen Mann
                                     Stephen Mann
                                     Chairman

April 24, 1995

[PROXY CARD]
                               ALEXANDER'S, INC.


                 The undersigned, revoking all prior proxies, hereby appoints STEVEN ROTH proxy, with full power of substitution, to attend, and to vote all shares the undersigned is entitled to vote, at the Annual Meeting of Shareholders of Alexander's, Inc. (Company) to be held at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663 on Thursday, May 25, 1995, at 10:00 A.M., local time, upon any and all business as may properly come before the meeting and all adjournments thereof. Said proxy is authorized to vote as directed below upon the proposal which is more fully set forth in the Proxy Statement and otherwise in his discretion upon such other business as may properly come before the meeting and all adjournments thereof, all as more fully set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged.

                 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS EXECUTED, BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS.

(Continued and to be signed on reverse side)

ELECTION OF DIRECTORS - The Board of Directors
Recommends a Vote FOR Election of Directors

FOR all nominees
(except as indicated herein)               /K/

Withhold Authority
to vote for all nominees                   /K/

FOR, except vote withheld from the following nominee(s)

________________________________________________


                      THOMAS R. DIBENEDETTO, STEPHEN MANN




         Please date and sign exactly as your name or names appear hereon. Each joint owner must sign. (Officers, Executors, Administrators, Trustees, etc. will kindly so indicate when signing.)

         DATED______________________________________________________ , 1995

         SIGNATURE(S)______________________________________________________

Votes MUST be indicated
(X) in Black or Blue ink.